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                                                                     Exhibit 5.2


                    Skadden, Arps, Slate, Meagher & Flom LLP
                               One Rodney Square
                                  P.O. Box 636
                           Wilmington, DE 19899-0636



                                                               January 20, 1998


Kennametal Inc.
Kennametal Financing I
c/o Kennametal Inc.
State Route 981 South
P.O. Box 231
Latrobe, Pennsylvania 15650-0231


     Re:  Kennametal Inc.;
          Kennametal Financing I;
          Registration Statement on Form S-3
          ----------------------------------


Ladies and Gentlemen:

     We have acted as special Delaware counsel to (1) Kennametal Inc. (the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania and (2) Kennametal Financing I (the "Trust"), a statutory business trust formed under the Business Trust Act of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-40809), filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") on November 21, 1997 under the Securities Act of 1933, as amended (the "Act"), Amendment No. 1 thereto filed with the Commission on January 2, 1998 and Amendment No. 2 thereto being filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement") in connection with the public offering of 4,500,000 FELINE PRIDES(sm) (the "Securities"), each initially comprised of (a) a purchase contract under which
(i) the holders of the Securities (the "Holders") agree to purchase from the Company on February 16, 2001, a number of shares of the Company's common stock and (b) beneficial



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Kennametal Inc.
January 20, 1998
Page 2

ownership of one Trust Originated Preferred Security(SM) (the "Preferred Security") of the Trust, having a stated liquidation amount of $50 and representing a preferred undivided beneficial interest in the assets of the Trust.

     The Preferred Securities of the Trust are to be issued pursuant to the Amended and Restated Agreement of Trust of the Trust (the "Declaration"), such Declaration being among the Company, as sponsor, The First National Bank of Chicago, as the institutional trustee (in such capacity, the "Institutional Trustee"), First Chicago Delaware Inc., as Delaware trustee, and Robert L. McGeehan, David T. Cofer and James E. Morrison, as regular trustees.

     This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of trust of the Trust, dated November 12, 1997 (as amended by the Amended and Restated Certificate of Trust, dated January 14, 1998, the "Certificate of Trust") as filed with the Secretary of State of the State of Delaware; (ii) the form of the Declaration (including the form of the designation of the terms of the Preferred Securities annexed thereto); and (iii) the form of the Preferred Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all
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Kennametal Inc.
January 20, 1998
Page 3


signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Declaration and the Preferred Securities, when executed, will be in substantially the form reviewed by us. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others.

     Members of our firm are admitted to the bar in the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

     Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Preferred Securities, when the Declaration has been duly executed and delivered and the terms of the Preferred Securities have been established in accordance with the terms of the Declaration, the Preferred Securities will be duly authorized for issuance and, when issued, executed and authenticated in accordance with the terms of the Declaration and delivered and paid for as contemplated by the form of prospectus supplement included in the Registration Statement, will be validly issued, fully paid and
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Kennametal Inc.
January 20, 1998
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nonassessable, representing undivided beneficial interests in the assets of the
Trust. We bring to your attention, however, that the Preferred Securities holders may be obligated, pursuant to the Declaration, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers of Preferred Securities and (ii) provide security and indemnity in connection with the requests of or directions to the Institutional Trustee to exercise its rights and powers under the Declaration.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the prospectus supplement included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                 Very truly yours,

                                 /S/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                 ---------------------------------------------
                                     Skadden, Arps, Slate, Meagher & Flom LLP